Exhibit 99.1

NEWS RELEASE WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO Announces Management Change

PITTSBURGH, February 6, 2012 /PRNewswire/ — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, today announced that Richard P. Heyse is no longer Vice President, Chief Financial Officer of WESCO International, Inc. (NYSE:WCC) (the “Company”) effective February 3, 2012. Stephen A. Van Oss, who had previously served as the Company’s Chief Financial Officer, has been appointed as interim Chief Financial Officer in addition to his current responsibilities as Senior Vice President, Chief Operating Officer. Mr. Van Oss had served as the Company’s Chief Financial Officer from 2000 to 2009 and will serve in this role on an interim basis while the Company engages in a search to replace Mr. Heyse, who is expected to serve as a consultant to the Company on transitional matters over the next few months. The Company thanks Richard for his contributions over the past two and a half years and wishes him the best in his future endeavors.

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WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (“MRO”) and original equipment manufacturers (“OEM”) product, construction materials, and advanced supply chain management and logistic services. 2011 annual sales were approximately $6.1 billion. The Company employs approximately 7,300 people, maintains relationships with over 18,000 suppliers, and serves over 100,000 customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers and utilities. WESCO operates seven fully automated distribution centers and approximately 400 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as the Company’s other reports filed with the Securities and Exchange Commission.

Contact: Dan Brailer, Vice President, Treasurer, Investor Relations & Corporate Affairs

WESCO International, Inc. (412) 454-4220, Fax: (412) 222-7520

http://www.wesco.com